As filed with the Securities and Exchange Commission on June 24, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUMMIT HEALTHCARE REIT, INC.

 (Exact Name of Registrant as Specified in its Charter)

Maryland	73-1721791
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

2 South Pointe Drive, Suite 100,
Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan

(Full Name of Plan)

Elizabeth A. Pagliarini

Chief Financial Officer

Summit Healthcare REIT, Inc.

2 South Pointe Drive, Suite 100

Lake Forest, California 92630

(800) 978-8136

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

David J. Kaufman, Esq.

Thompson Coburn LLP

55 East Monroe Street

37th Floor

Chicago, IL 60603

(312) 580-2342

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.001 par value per share	3,000,000 Shares	$1.43	$4,294,464	$432.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalization or similar transactions. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such securities.

(2)	Pursuant to Rule 457(h)(1), because there is no market for the securities to be offered, the book value of such securities computed as of the latest practicable date prior to the filing of this Registration Statement was used.

EXPLANATORY NOTE

On October 28, 2015, Summit Healthcare REIT, Inc. (“we”, “us” or the “Company”) adopted the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan (the “Plan”). The Company is registering 3,000,000 shares of its Common Stock for issuance under the Plan in this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of this Registration Statement on Form S-8 will be sent or given to participants of the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement on Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the Commission will automatically update this Registration Statement. We hereby incorporate by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 18, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 12, 2016;

(c)	The Company’s Current Reports on Form 8-K (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto), filed February 22, 2016, March 21, 2016, April 25, 2016, May 11, 2016 and May 19, 2016;

(d)	The Company’s definitive Proxy Statement in connection with the solicitation of proxies for the Company’s 2016 Annual Meeting of Shareholders filed with the Commission on March 28, 2016;

(e)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2015; and

(f)	The description of the Registrant’s Common Stock set forth in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Article 11 of the Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

The Company’s charter requires it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay, or reimburse reasonable expenses in advance of a final disposition of a proceeding, any present or former director or officer of the Company and any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity, so long as each of the following conditions are satisfied: (1) the directors have determined in good faith that the course of conduct that caused the loss or liability was in the best interests of the Company, (2) the indemnitee was acting on behalf of or performing services for the Company, (3) such loss or liability was not the result of negligence or misconduct by the directors or gross negligence or willful misconduct by the independent directors, (4) such indemnification is recoverable only out of the Company’s net assets and (5) with respect to any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws at least one of the following conditions is met—(a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (c) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The Company’s charter also permits it, with the approval of the Company’s board of directors, to indemnify and advance expenses to any employee or agent of the Company.

The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right of indemnification to the fullest extent provided by applicable law and the charter documents of the Company as in effect at the respective dates of such agreements.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature page of this Registration Statement, which Index is incorporated herein by reference.

Item 9.          Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering thereof.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, California, on June 24, 2016.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Kent Eikanas
Kent Eikanas
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kent Eikanas and Elizabeth Pagliarini, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Summit Healthcare REIT, Inc. 2015 Omnibus Incentive Plan and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Kent Eikanas	President and Director	June 24, 2016
Kent Eikanas	(Principal Executive Officer)

/s/ Elizabeth A. Pagliarini	Chief Financial Officer	June 24, 2016
Elizabeth A. Pagliarini	(Principal Financial Officer)

/s/ J. Steven Roush	Director	June 24, 2016
J. Steven Roush

/s/ Suzanne A. Koenig	Director	June 24, 2016
Suzanne A. Koenig

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Amendment and Restatement of Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 24, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-121238) filed on December 23, 2005).

3.3	Articles of Amendment of the Company dated October 16, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 22, 2013).

3.4	Second Articles of Amendment and Restatement of Articles of Incorporation of the Company dated June 30, 2010 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on March 20, 2015).

4.1	Subscription Agreement (incorporated by reference to Appendix A to the prospectus included on Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-155640) filed on April 16, 2010 (“Post-Effective Amendment No. 2”)).

4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-11 (No. 333-121238) filed on December 14, 2004).

4.3	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix B to the prospectus dated April 16, 2010 included on Post-Effective Amendment No. 2).

4.4	2015 Omnibus Incentive Plan dated October 28, 2015 (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A filed on September 28, 2015).

5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of BDO USA, LLP Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page).